EXHIBIT 10.1
FIRST AMENDMENT TO THE
GRAPHIC PACKAGING INTERNATIONAL, INC. SUPPLEMENTAL PLAN
FOR PARTICIPANTS IN THE RIVERWOOD INTERNATIONAL
EMPLOYEES RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

WHEREAS, the Compensation and Benefits Committee of the Board of Directors of Graphic Packaging Holding Company has delegated to the Retirement Committee of Graphic Packaging International, Inc. (the “Retirement Committee”) the responsibility to make certain amendments in order to maintain the Graphic Packaging International, Inc. Supplemental Plan for Participants in the Riverwood International Employees Retirement Plan (the “Plan”); and

WHEREAS, the Retirement Committee deems it desirable to amend the Plan to modify the Plan's benefit formula as it applies to Mr. David W. Scheible, Chief Executive Officer of Graphic Packaging Holding Company.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended, effective as indicated below, in the following respects:

1.	A new Section 1.04A is added to the Plan to read as follows effective as of July 1, 2012:

“1.04A	“CEO” means Mr. David W. Scheible, Chief Executive Officer of Graphic Packaging Holding Company.”

2.	A new Section 1.04B is added to the Plan to read as follows effective as of July 1, 2012:

“1.04B	“CEO Supplemental Benefit” means the Supplemental Benefit provided for the CEO pursuant to Section 3.01(a)(2).”

3.	Section 3.01 of the Plan is amended in its entirety to read as follows effective as of July 1, 2012:

“3.01    Amount of Benefit

The annual amount of Supplemental Benefit payable with respect to a Participant other than the CEO, or the Participant's Beneficiary other than the CEO's Beneficiary, shall be equal to the excess of the amount described in subsection (a)(1) over the amount described in subsection (b). The annual amount of the CEO Supplemental Benefit payable with respect to the CEO or the CEO's Beneficiary shall be equal to the excess of the amount described in subsection (a)(2) over the amount described in subsection (b).

(a)(1)
The benefit that would be payable to the Participant, under the Qualified Plan if the provisions of the Qualified Plan (including any additional grant of service provided in the form of a written agreement between the Employer and the Participant) were administered without regard to the provisions described in (a)(3).

(a)(2)
An annual amount equal to the excess of (i) the product of two percent (2%) of the CEO's Average Final Salary, as defined in the Qualified Plan times the CEO's Benefit Service as defined in the Qualified Plan administered without regard to the provisions described in (a)(3).

(a)(3)	The amount of the Supplemental Benefit payable under subsections (a)(1) and (a)(2) shall be determined without regard to:

(i)	The benefit limitations of Section 415 of the Code as set forth in Section 4.09 of the Qualified Plan (or any successor section thereto),

(ii)

(iii)	The limitations on pensionable wages under Section 401 (a)(17) of the Code as set forth in Section 1.34 of the Qualified Plan (or any successor section thereto), and

(iv)

(v)	The amount from Appendices C and D as provided in subparagraphs (iv) and (v) of Section 4.01(b) of the Qualified Plan (or any successor section thereto).

(b)
The benefit which is payable to the Participant, or to the Participant's Beneficiary if the Participant is deceased, under the Qualified Plan; and additionally, in the case of the five legacy Graphic Packaging executives who commenced participation in the Qualified Plan as of January 1, 2005 (on account of their employment contracts which entitle them to participate in all retirements plans applicable to similarly situated executives of the Employer), any benefits provided under the Graphic Packaging Excess Benefit Plan, the Graphic Packaging Supplemental Retirement Plan, and the Graphic Packaging Retirement Plan.

(c)
In the event the CEO Supplemental Benefit shall commence to be paid to the CEO or the CEO's Beneficiary before the CEO's Normal Retirement Date as defined in the Qualified Plan, the amount described in subsection (a)(2) determined prior to any reduction under subsection (b) shall be reduced by 5/12 of 1% for each month by which the commencement date of the Member's early retirement Pension precedes his Normal Retirement Date. The reduction described in subsection (b) shall be applied after the CEO Supplemental Benefit has been reduced as provided herein.

The amount of the Participant's Supplemental Benefit and the CEO Supplemental Benefit shall be determined under the above formulas as of his Benefit Commencement Date. For purposes of performing the above calculation, the benefit payable under the Qualified Plan, the Graphic Packaging Excess Benefit Plan, the Graphic Packaging Supplemental Retirement Plan, and the Graphic Packaging Retirement Plan shall be deemed to commence upon the Participant's Benefit Commencement Date under this Plan.”

BE IT FURTHER RESOLVED, that the Retirement Committee has approved this First Amendment to the Graphic Packaging International, Inc. Supplemental Plan for Participants in the Riverwood International Employees Retirement Plan this 18th day of May, 2012.

GRAPHIC PACKAGING INTERNATIONAL, INC.
RETIREMENT COMMITTEE MEMBERS

By:    /s/ Daniel J. Blount__________________
Daniel J. Blount

By:    /s/ Brad Ankerholz    _______________
Brad Ankerholz

By:    /s/ Cynthia Baerman_________________
Cynthia Baerman

By:     /s/ Clint Demetriou__________________
Clint Demetriou